Exhibit 99

News Release

Sonic Corp. — 300 Johnny Bench Drive — Oklahoma City, Oklahoma 73104 — (405) 225-5000

Contact:	Claudia San Pedro
Treasurer and Vice President of Investor Relations
(405) 225-4846

SONIC REPORTS FISCAL 2008 RESULTS

Completes 22nd Consecutive Year of Positive Same-Store Sales Growth

OKLAHOMA CITY (October 17, 2008) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the fiscal year and fourth quarter ended August 31, 2008.  Key aspects of the company's fiscal year and fourth quarter performance included:

•
Net income per diluted share for the fiscal year totaled $0.97 versus $0.91 in the prior year (and was up 1% from $0.96 last year excluding special items outlined below); net income per diluted share was $0.33 for the fourth fiscal quarter versus $0.34 in fiscal 2007;

•
System-wide same-store sales increased 0.9% for the fiscal year; system-wide same-store sales declined 0.6% in the fourth quarter, reflecting a more challenging economic climate and lower sales at partner-drive ins (drive-ins in which the company owns a majority interest);

•	A total of 169 new drive-ins were opened during the fiscal year, including 140 by franchisees, reflecting the ongoing expansion of the Sonic system; and
•	Investments in existing drive-ins grew, with the retrofit of 967 drive-ins during fiscal 2008, including 800 by franchisees, as well as the relocation or rebuild of 64 drive-ins by franchisees.

"Sonic continued to make important progress in many areas during the past year that underscores our confidence in the long-term growth prospects of the brand," Clifford Hudson, Chairman and Chief Executive Officer, said.  "Most notable was the posting of our 22nd straight year of positive system-wide same-store sales, an accomplishment virtually unmatched in the restaurant industry and one that reflects the success of our multi-layered growth strategy.  We also were pleased to see significant development activity by our franchisees, which included not only solid new drive-in openings, but an increased number of rebuilds and relocations and accelerated implementation of our retrofit program.  Equally important, we continued to expand the reach of our brand, opening in several new markets and new states – including New Jersey, Michigan and Minnesota – with very strong sales results.

"However, our business continues to face a number of challenges, including weakening consumer sentiment compounded by steadily rising commodity and labor costs," Hudson continued. "In addition, during the latter part of the fiscal year, sales performance of our partner drive-ins lagged that of our franchise drive-ins.

-MORE-

SONC Reports Year-end Results

October 17, 2008

"We have taken several actions since the decline in same-store sales performance at partner drive-ins began during the third quarter," Hudson added, "including organizational restructuring, as well as the implementation of a simplified incentive compensation plan, which places greater emphasis on customer service.  While the effect of these changes has not been realized in same-store sales increases to date, customer service scores have improved significantly and are currently closer to parity with franchisee performance than in previous months. It is difficult to predict when partner drive-in sales will rebound; however, it is our belief that a sustained high level of service, coupled with more aggressive marketing efforts, will yield improved results."

As previously announced, the company believes that refranchising underperforming partner drive-ins will allow greater focus on and lead to improved performance at remaining partner drive-ins.  Currently, partner drive-ins comprise approximately 20% of the Sonic system.  Over time, accelerated expansion by franchisees, combined with the refranchising and more moderate growth of partner drive-ins, is anticipated to reduce this number to 12% to 14% of the system.

"In light of the external conditions we face, as well as internal challenges with the performance of our partner drive-ins, we continue to refine our approach to our business," Hudson continued.  "Product and service initiatives implemented should connect with current and changing customer tastes, and enhance our ability to compete at both premium and value price points.  This will be a key area of focus for us in fiscal 2009 as we strive to be the best in quality and speed of service, as well as more competitive on price."

Income Statement Overview
For the fiscal year, net income per diluted share increased 7% to $0.97 from $0.91 in the year-earlier period. Excluding special items in fiscal year 2007 that are outlined below, consisting primarily of debt extinguishment charges related to the company's tender offer and associated financing activities during fiscal year 2007, net income per diluted share increased 1% to $0.97 in fiscal 2008 from $0.96 in fiscal 2007.  Net income per diluted share for the fourth quarter of fiscal 2008 declined 3% to $0.33 from $0.34 for the same quarter last year.  The following table shows the impact of special items on reported net income and net income per diluted share:

	Fiscal Year Ended August 31, 2008		Fiscal Year Ended August 31, 2007		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported – GAAP	$60,319	$0.97	$64,192	$0.91	(6%)	7%
After-tax impact of:
Debt extinguishment charges	--	--	3,866	0.05
Adjusted – Non-GAAP	$60,319	$0.97	$68,058	$0.96	(11%)	1%

The non-GAAP adjustments outlined above are intended to supplement the presentation of the company's financial results in accordance with GAAP.  The company believes the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and shows the accretive effect on earnings per share of the company's capital management strategies.  As such, management believes this information is helpful for period-to-period and company-to-company comparisons, and in analyzing the financial results of the company and anticipating future performance.

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SONC Reports Year-end Results

October 17, 2008

Same-Store Sales
For fiscal 2008, system-wide same-store sales increased 0.9% versus 3.1% for fiscal 2007, composed of a 1.4% increase at franchise drive-ins and a 1.6% decline at partner drive-ins.  Sonic's system-wide same-store sales declined 0.6% in the fourth quarter of fiscal 2008 compared with an increase of 3.1% in the year-earlier period.  The overall decline for the fourth quarter reflected a 0.7% increase at franchise drive-ins, which was more than offset by a 6.3% decline at partner drive-ins.

Development and Retrofit
For fiscal 2008, system openings totaled 169, including 140 franchise drive-ins, versus 175 new drive-in openings in fiscal 2007, including 146 by franchisees.  This represented overall system growth of 5% for fiscal 2008.  During the fourth quarter, Sonic opened 58 new drive-ins, including 45 franchise drive-ins, compared with 61 new drive-ins in the year-earlier quarter, including 47 by franchisees.  Franchisees completed 64 rebuilds and relocations along with 800 retrofits in fiscal 2008 compared with 35 and 316, respectively, in the previous fiscal year.

Concluding Comments
"Clearly, the past fiscal year has been difficult, and we continue to face ongoing challenges as we begin the current year," Hudson added. "However, the health of our brand remains strong, and our planned sales and service initiatives for the coming year, along with the refranchising of certain partner drive-ins, should play a major role in improving the company's performance for fiscal 2009 and beyond."

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,400 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's fourth quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time, October 17, 2008.  An on-demand replay, using the same link, will be available at approximately noon on October 17, and will continue until November 17, 2008.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

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SONC Reports Year-end Results

October 17, 2008

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2008	2007	2008	2007
Income Statement Data
Revenues:
Partner Drive-In sales	$186,389	$188,462	$671,151	$646,915
Franchise Drive-Ins:
Franchise royalties	35,158	32,906	121,944	111,052
Franchise fees	1,498	1,456	5,167	4,574
Other	3,868	1,482	6,451	7,928
	226,913	224,306	804,713	770,469
Costs and expenses:
Partner Drive-Ins:
Food and packaging	50,232	47,428	177,533	166,531
Payroll and other employee benefits	59,026	55,633	208,479	196,785
Minority interest in earnings of Partner Drive-Ins	5,342	8,565	21,922	26,656
Other operating expenses	40,317	37,618	140,168	130,204
	154,917	149,244	548,102	520,176

Selling, general and administrative	15,009	15,066	61,179	58,736
Depreciation and amortization	12,709	12,021	50,653	45,103
Provision for impairment of long-lived assets	472	423	571	1,165
	183,107	176,754	660,505	625,180

Income from operations	43,806	47,552	144,208	145,289

Interest expense	12,110	12,077	49,946	41,227
Debt extinguishment costs	--	--	--	6,076
Interest income	(345)	(731)	(2,019)	(2,897)
Net interest expense	11,765	11,346	47,927	44,406
Income before income taxes	32,041	36,206	96,281	100,883
Provision for income taxes	11,797	14,173	35,962	36,691
Net income	$20,244	$22,033	$60,319	$64,192

Net income per share:
Basic	$0.34	$0.35	$1.00	$0.94
Diluted	$0.33	$0.34	$0.97	$0.91
Weighted average shares used in calculation:
Basic	60,370	63,162	60,403	68,019
Diluted	61,609	65,445	62,270	70,592

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SONC Reports Year-end Results

October 17, 2008

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2008	2007	2008	2007
Drive-Ins in Operation
Partner:
Total at beginning of period	682	644	654	623
Opened	13	14	29	29
Acquired from (sold to) franchisees	(9)	(3)	6	5
Closed	(2)	(1)	(5)	(3)
Total at end of period	684	654	684	654
Franchise:
Total at beginning of period	2,746	2,647	2,689	2,565
Opened	45	47	140	146
Acquired from (sold to) company	9	3	(6)	(5)
Closed (net of reopening)	(9)	(8)	(32)	(17)
Total at end of period	2,791	2,689	2,791	2,689
System-wide:
Total at beginning of period	3,428	3,291	3,343	3,188
Opened	58	61	169	175
Closed (net of reopening)	(11)	(9)	(37)	(20)
Total at end of period	3,475	3,343	3,475	3,343

Core markets*	2,602	2,500	2,602	2,500
Developing markets*	873	843	873	843
All markets	3,475	3,343	3,475	3,343

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

*Effective for fiscal year 2009, the company will no longer report core and developing markets separately.

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SONC Reports Year-end Results

October 17, 2008

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2008	2007	2008	2007

Sales Analysis
Partner Drive-Ins:
Total sales	$186,389	$188,462	$671,151	$646,915
Average drive-in sales	277	290	1,007	1,017
Change in same-store sales	-6.3%	4.9%	-1.6%	2.5%
Franchise Drive-Ins:
Total sales	$892,371	$847,708	$3,139,996	$2,961,168
Average drive-in sales	322	317	1,154	1,132
Change in same-store sales	0.7%	2.8%	1.4%	3.3%
System-wide:
Change in total sales	4.1%	9.5%	5.6%	8.6%
Average drive-in sales	$313	$312	$1,125	$1,109
Change in same-store sales	-0.6%	3.1%	0.9%	3.1%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$323	$318	$1,175	$1,145
Developing markets	283	293	973	998
System-wide change in same-store sales:
Core markets*	0.9%	3.8%	2.4%	3.6%
Developing markets*	-6.1%	0.6%	-5.2%	1.2%

Note:  Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

*Effective for fiscal year 2009, the company will no longer report core and developing markets separately.

-MORE-

SONC Reports Year-end Results

October 17, 2008

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2008	2007	2008	2007
Margin Analysis
Partner Drive-Ins:
Food and packaging	27.0%	25.2%	26.5%	25.7%
Payroll and employee benefits	31.7%	29.5%	31.1%	30.4%
Minority interest in earnings of Partner Drive-Ins	2.9%	4.5%	3.3%	4.1%
Other operating expenses	21.6%	20.0%	20.9%	20.1%
	83.2%	79.2%	81.8%	80.3%

	August 31,	August 31,
	2008	2007
	(In thousands)
Balance Sheet Data
Total assets	$836,312	$758,520
Current assets	99,427	73,703
Current liabilities	112,542	114,487
Obligations under capital leases, long-term debt, and other non-current liabilities	787,886	750,835
Stockholders' deficit	(64,116)	(106,802)

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